                                                              File No. 333-32757
   As filed with the Securities and Exchange Commission on September 4, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                          AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------
                  INTERNATIONAL COMFORT PRODUCTS CORPORATION
                   (formerly Inter-City Products Corporation)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          CANADA                                                                      EIN 98-004520009
(State or Other Jurisdiction of Incorporation or Organization)                                (I.R.S. Employer Identification No.)

                      201 Fourth Avenue North, Suite 1700
                           Nashville, Tennessee 37219
                                 (615) 726-5200

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 David P. Cain
                             Senior Vice President
                         General Counsel and Secretary
                      201 Fourth Avenue North, Suite 1700
                           Nashville, Tennessee 37219
                                 (615) 726-5200

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                           Copy to:  Terence P. Quinn
                               Steptoe & Johnson
                         1330 Connecticut Avenue, N.W.
                            Washington, D.C.  20036
                                 (202) 429-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. (    )
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, please check the following box. ( X )

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
TITLE OF EACH CLASS
  OF SECURITIES         AMOUNT TO BE      PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
 TO BE REGISTERED        REGISTERED   OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE    REGISTRATION FEE
 ----------------        ----------   -----------------------   ------------------------    ----------------
-------------------------------------------------------------------------------------------------------------
Ordinary Shares         2,300,000 Shares        $7.75 (1)        $17,825,000.00 (1)         $5,401.52 (1)
=============================================================================================================

(1) Estimated pursuant to Rule 457, based on the average of the high and low sales prices on July 30, 1997 on the American Stock Exchange.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                   International Comfort Products Corporation
                      201 Fourth Avenue North, Suite 1700
                           Nashville, Tennessee 37219
                                 (615) 726-5200

                              --------------------

                           2,300,000 Ordinary Shares

                              --------------------

         The ordinary shares (the "Ordinary Shares"), of International Comfort Products Corporation (formerly Inter-City Products Corporation)(the "Company") covered by this Prospectus are being offered by certain shareholders of the Company (the "Selling Shareholders"). No part of the proceeds of the sale of the Ordinary Shares will be received by the Company.


         The Company's Ordinary Shares are traded on The Toronto Stock Exchange and the American Stock Exchange. On September 3, 1997, the last reported sales price of the Ordinary Shares on The Toronto Stock Exchange was $11.00 per share CDN and on the American Stock Exchange was $8.00 US per share.



         The Selling Shareholders have advised the Company that they propose to offer, from time to time, all or part of the Ordinary Shares over The Toronto Stock Exchange and the American Stock Exchange in ordinary brokerage transactions, in negotiated transactions, or otherwise, at such prices and on such terms as may be obtainable and satisfactory to such Selling Shareholders. No underwriting discounts or commissions will be paid other than normal brokerage commissions and fees which will be payable by the Selling Shareholders. All expenses of registration incurred in connection with this offering will initially be borne by the Company. No sales or distributions other than as described herein will be effected until this Prospectus shall have been appropriately amended or supplemented. See "Plan of Distribution."


                              --------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
               STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


               The date of this Prospectus is September 4, 1997.

         Neither the delivery of this Prospectus, nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares offered hereby in any jurisdiction in which such offer or solicitation may be unlawful.

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


         Additional information concerning the Company and the securities offered hereby is contained in the Registration Statement on Form S-3, of which this Prospectus is a part, filed by the Company with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Statements made in this Prospectus concerning the contents of the documents included in the Registration Statement and Exhibits are not necessarily complete, and such statements are qualified in their entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission (File No. 1-7955) are incorporated herein by reference:

         (1) the Company's Annual Report on Form 20-F for the year ended December 31, 1996.

         (2)  the Company's Reports on Form 6-K filed April 29, and July 29,
         1997.

         (3) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Annual Report on Form 20-F.


         (4) the description of the Company's Ordinary Shares contained in the Registration Statement on Form S-3 filed by the Company (File No. 33-33826) under the caption "Share Capital of the Corporation", together with all amendments or reports filed for the purpose of updating such description.



         In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the shares offered hereby have been sold or which deregisters all shares remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so supplemented, modified or superseded shall not be deemed to constitute a part of this Prospectus.


         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated herein by reference, other than exhibits to such documents that are not specifically incorporated by reference therein. All requests for such information should be addressed to David P. Cain, Secretary, International Comfort Products Corporation, 201 Fourth Avenue North, Suite 1700, Nashville, Tennessee 37219.

                                  THE COMPANY

         International Comfort Products Corporation (the "Company"), a corporation continued under the laws of Canada, is one of North America's leading manufacturers of quality residential and light commercial heating and cooling products. Its products are marketed under the Arcoaire, Comfortmaker, Airquest, Heil, Tempstar, Lincoln and KeepRite brand names to dealers, contractors and builders through independent distributors. These products include a variety of heating and cooling products, including gas and oil furnaces, split-system and package air conditioners, split-system and package heat pumps, and gas/electric combination units. These products range up to 20 tons cooling capacity.

         The Company's executive offices are located at 201 Fourth Avenue North, Suite 1700, Nashville, Tennessee 37219, and its telephone number is
(615) 726-5200.

                                USE OF PROCEEDS

         The Company will not realize any of the proceeds from the sale of the Ordinary Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS


         The Selling Shareholders who are offering the Ordinary Shares pursuant to this Prospectus purchased them from MICC Investments Limited, which at that time beneficially owned approximately 6.5% of the Company's outstanding Ordinary Shares.



         The following table sets forth the name of each Selling Shareholder, the number of Ordinary Shares beneficially owned by each Selling Shareholder as of August 4, 1997, the number of Ordinary Shares offered by each such Selling Shareholder pursuant to this Prospectus, and the number of Ordinary Shares and percentage of the outstanding Ordinary Shares to be owned by each such person after the completion of this offering. This information is based upon data supplied to the Company by each Selling Shareholder.



                                                                                                             PERCENT
                                        NO. OF SHARES              NO. OF           NO. OF SHARES             OWNED
                                      BENEFICIALLY OWNED       SHARES OFFERED     BENEFICIALLY OWNED          AFTER
SELLING SHAREHOLDER                   PRIOR TO OFFERING        --------------       AFTER OFFERING           OFFERING
-------------------                   -----------------                             --------------           --------
Maverick Fund, LDC                        1,206,500              1,206,500                0                     0%

Maverick Fund USA, LTD.                    693,500                693,500                 0                     0%

Caxton International Ltd.                  427,200                170,000              257,200                   *

EFO Fund, Ltd.                             487,200                130,000              357,200                   *

LKCM Small Cap Equity Portfolio            325,200                100,000              225,200                   *


TOTAL                                     3,139,600              2,300,000             839,600


*  Less than 1% of the total number of outstanding shares.

                              PLAN OF DISTRIBUTION


         The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Ordinary Shares offered hereby, from time to time, on the The Toronto Stock Exchange and the American Stock Exchange, and that sales will be made at prices prevailing at the time of such sales. The Selling Shareholders may also make sales directly, or through a broker or brokers, or in negotiated transactions or otherwise at prices and on terms obtainable and satisfactory to such Selling Shareholders.


         The Selling Shareholders, and the brokers through whom sales of the Ordinary Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act. In addition, any profits realized by the Selling Shareholders or such brokers on the sale of such shares may be deemed to be underwriting commissions.


                                 LEGAL MATTERS



         Certain legal matters in connection with the Ordinary Shares offered hereby will be passed upon by Steptoe & Johnson LLP, Washington, D.C. and David
P. Cain, Esquire, the Senior Vice President, General Counsel and Secretary of the Company.



                                    EXPERTS



         The consolidated financial statements and schedules of Inter-City Products Corporation, as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference herein and elsewhere in the registration statement have been incorporated herein in reliance on the report of Coopers & Lybrand, Chartered Accountants, given on the authority of said firm as experts in accounting and auditing.


         Any financial statements and schedules hereafter incorporated by reference in the registration statement that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses Of Issuance and Distribution.


          Registration Fee   .....................$ 5,401.52
          Legal Fees  ............................ 50,000.00*
          Accounting Fees......................... 32,000.00*
          Printing  ..............................  2,500.00*
          Miscellaneous  .........................  3,000.00*
                                                   -----------
                         TOTAL   .................$92,901.52


     *Estimated



          All of the expenses are being initially paid by the Registrant, subject to reimbursement pursuant to an agreement with MICC Investments Limited.


Item 15.  Indemnification of Directors and Officers.

          The Canada Business Corporations Act (the "CBCA") permits a corporation to indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of his or her being or having been a director or officer of such corporation or body corporate, if (i) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful, and requires the corporation to so indemnify any such person who has been substantially successful on the merits in his or her defense of such action or proceeding.


          The Registrant's By-laws provide that subject to the limitations contained in the CBCA but without limit to the right of the Registrant to indemnify any person under the CBCA or otherwise, the Registrant shall indemnify present and former directors and officers of the Registrant or any person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal and administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Registrant or of a body corporate of which the Registrant is or was a shareholder or creditor, if such person (i) acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

Item 16.  Exhibits.


    5.1   Opinion of David P. Cain, Esquire


    23.1  Consent of Coopers & Lybrand, Chartered Accountants


    23.2  Consent of David P. Cain, Esquire (included in his opinion filed as
          Exhibit 5 hereto)


    24.1  Power of Attorney (located on signature page)

Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes as follows:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

      4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on September 4, 1997.



                         INTERNATIONAL COMFORT PRODUCTS CORPORATION
                         (Registrant)


                         By:  /s/ W. MICHAEL CLEVY
                            ----------------------

                            W. Michael Clevy
                            President and Chief
                            Executive Officer

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                        Form S-3 Registration Statement

                               POWER OF ATTORNEY


        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                          Title                              Date
/s/ W. Michael Clevy                               President and Chief                September 4, 1997
--------------------                               Executive Officer
W. Michael Clevy                                   (principal executive
                                                   officer)

/s/ S. Clanton                                     Senior Vice President,             September 4, 1997
-------------------                                Chief Financial Officer
Stephen L. Clanton                                 and Treasurer (principal
                                                   accounting and financial
                                                   officer)

                    *                              Chairman of the Board              September 4, 1997
--------------------
Richard W. Snyder

                    *                              Director                           September 4, 1997
--------------------
Stanley M. Beck

                    *                              Director                           September 4, 1997
--------------------
William G. Davis

                    *                              Director                           September 4, 1997
--------------------
John F. Fraser

                    *                              Director                           September 4, 1997
--------------------
Roy T. Graydon

                    *                              Director                           September 4, 1997
--------------------
Marvin G. Marshall

                    *                              Director                           September 4, 1997
--------------------
Ernest C. Mercier

                    *                              Director                           September 4, 1997
--------------------
David H. Morris

                    *                              Director                           September 4, 1997
--------------------
David A. Rattee

                    *                              Director                           September 4, 1997
--------------------
William A. Wilson



        *    By:  /s/ David P. Cain
                  -----------------
                  David P. Cain
                  Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit Number    Description


      5.1         Opinion of Corporate Counsel



     23.1         Consent of Coopers & Lybrand, Chartered Accountants



     23.2 Consent of Corporate Counsel (included in opinion filed as Exhibit 5.1)


     24.1         Power of Attorney (contained on the signature page)